CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,617,000	$400.49

Pricing Supplement no. 620 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 170-A-II dated September 15, 2009	Registration Statement No. 333-155535 Dated May 21, 2010 Rule 424(b)(2)

Structured Investments	$5,617,000 Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM due August 26, 2010

General

  The notes are designed for investors who seek to participate in the appreciation of the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM from and including the pricing date to and including the Observation Date and who anticipate that the Index Closing Level will not be less than the Strike Level by 10% or more on any trading day during the Monitoring Period. Investors should be willing to forgo interest payments and, if the Index Closing Level is less than the Strike Level, by 10% or more on any trading day during the Monitoring Period, be willing to lose some or all of their principal. If the Index Closing Level is not less than the Strike Level by 10% or more on any trading day during the Monitoring Period, investors have the opportunity to receive the greater of (a) the Contingent Minimum Return of 2.00% and (b) the Underlying Return, subject to the Maximum Return of 14.50% at maturity.
  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 26, 2010†
  Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof
  The notes priced on May 21, 2010 and are expected to settle on or about May 26, 2010.

Key Terms

Index:	Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM (Bloomberg ticker: “DJUBSCL3”) (the “Index”). See “Supplemental Information About the Index” in this pricing supplement.
Payment at Maturity:

If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Index, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Underlying Return), subject to the Maximum Return
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Level is less than the Strike Level.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Index, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Underlying Return, subject to the Maximum Return. For additional clarification, please see “What Is the Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” in this pricing supplement.

Maximum Return:

14.50%. For example, if the Underlying Return is greater than or equal to 14.50%, you will receive the Maximum Return of 14.50%, which entitles you to a maximum payment at maturity of $1,145 for every $1,000 principal amount note that you hold.

Contingent Minimum Return:	2.00%, subject to the credit risk of JPMorgan Chase & Co.
Knock-Out Event:

A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the Index Closing Level is less than the Strike Level by a percentage equal to or greater than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	10%
Monitoring Period:	The period from and including the pricing date to and including the Observation Date
Underlying Return:	Ending Level – Strike Level Strike Level
Strike Level:	635.5455, which is equal to the regular official weekday closing level of the Index on the pricing date
Ending Level:	The Index Closing Level on the Observation Date
Observation Date:	August 23, 2010†
Maturity Date:	August 26, 2010†
CUSIP:	48124ARK5
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 170-A-II or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 170-A-II and in “Supplemental Terms of the Notes” and “Selected Risk Considerations — Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes” in this pricing supplement

Investing in the Capped Market Plus Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 170-A-II and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$2.50	$997.50

Total	$5,617,000	$14,042.50	$5,602,957.50

(1)

The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The estimated cost of hedging includes the projected profits, which in no event will exceed $15.00 per $1,000 principal amount note, that our affiliates expect to realize in consideration for assuming the risk inherent in hedging our obligations under the notes. For additional related information, please see “Use of Proceeds” beginning on page PS-31 of the accompanying product supplement no. 170-A-II.

(2)	J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $2.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. 170-A-II.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 21, 2010

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 170-A-II dated September 15, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 19, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 170-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 170-A-II dated September 15, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209003574/e36512_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 170-A-II, for purposes of these notes, the definition of “commodity hedging disruption event” shall mean:

“(a) due to (i) the adoption of, or any change in, any applicable law, regulation, rule or order (including, without limitation, any tax law); or (ii) the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, order, decision or determination (including, without limitation, as implemented by the U.S. Commodities Futures Trading Commission or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary (or upon adoption, it will be contrary) to such law, rule, regulation, order, decision or determination for us to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge our obligations under the notes (in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”), including (without limitation) if such hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the note calculation agent to determine which of the hedge positions are counted towards such limit); or

(b) for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the note calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the notes, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).”

Supplemental Information About the Index

Dow Jones & Company, Inc. (“Dow Jones”), in conjunction with UBS Securities LLC (“UBS”), calculates forward month versions of the Dow Jones-UBS Commodity IndexSM and its sub-indices. The Dow Jones-UBS Commodity IndexSM is described under “The Dow Jones — UBS Commodity Index” in the accompanying product supplement no. 170-A-II. The Dow Jones-UBS Crude Oil 3 Month Forward Sub IndexSM provides exposure to longer-dated crude oil futures contracts than the Dow Jones-UBS Crude Oil Sub-IndexSM. The Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM follows the methodology of the Dow Jones-UBS Commodity IndexSM as described in the accompanying product supplement no. 170-A-II, except that the calculation of the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM utilizes the prices of the relevant crude oil futures contracts and the Commodity Index Multiplier for crude oil (determined as described under “The Dow Jones — UBS Commodity Index — Commodity Index Multipliers” in the accompanying product supplement no. 170-A-II). In addition, the crude oil futures contracts used for calculating the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM are advanced, as compared to the Dow Jones-UBS Crude Oil Sub-IndexSM, such that the delivery months for the reference contracts are three months later than those of the corresponding reference contracts used for the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM. The Dow Jones — UBS Crude Oil 3 Month Forward Sub-IndexSM is an excess return index. The Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM is reported by Bloomberg under the ticker symbol “DJUBSCL3 <Index>.”

JPMorgan Structured Investments — Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM	PS-1

What Is the Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical return at maturity on the notes. The “return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns set forth below assume a Strike Level of 640 and reflect the Maximum Return of 14.50% and the Contingent Minimum Return of 2.00%. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Return on the Notes

Ending Level	Underlying Return	Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)

1152.00	80.00%	14.50%	14.50%
1056.00	65.00%	14.50%	14.50%
960.00	50.00%	14.50%	14.50%
896.00	40.00%	14.50%	14.50%
832.00	30.00%	14.50%	14.50%
768.00	20.00%	14.50%	14.50%
736.00	15.00%	14.50%	14.50%
732.80	14.50%	14.50%	14.50%
704.00	10.00%	10.00%	10.00%
688.00	7.50%	7.50%	7.50%
672.00	5.00%	5.00%	5.00%
656.00	2.50%	2.50%	2.50%
646.40	1.00%	2.00%	1.00%
640.00	0.00%	2.00%	0.00%
608.00	-5.00%	2.00%	-5.00%
576.06	-9.99%	2.00%	-9.99%
576.00	-10.00%	N/A	-10.00%
544.00	-15.00%	N/A	-15.00%
512.00	-20.00%	N/A	-20.00%
480.00	-25.00%	N/A	-25.00%
448.00	-30.00%	N/A	-30.00%
384.00	-40.00%	N/A	-40.00%
320.00	-50.00%	N/A	-50.00%
256.00	-60.00%	N/A	-60.00%
192.00	-70.00%	N/A	-70.00%
128.00	-80.00%	N/A	-80.00%
64.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

(1) The Index Closing Level is not less than the Strike Level by 10% or more on any trading day during the Monitoring Period.
(2) The Index Closing Level is less than the Strike Level by 10% or more on any trading day during the Monitoring Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Index increases from the Strike Level of 640 to an Ending Level of 646.40. Because a Knock-Out Event has not occurred and the Underlying Return of 1.00% is less than the Contingent Minimum Return of 2.00%, the investor receives a payment at maturity of $1,020 per $1,000 principal amount note.

Example 2: A Knock-Out Event has not occurred, and the level of the Index decreases from the Strike Level of 640 to an Ending Level of 608. Because a Knock-Out Event has not occurred and the Underlying Return of -5.00% is less than the Contingent Minimum Return of 2.00%, the investor receives a payment at maturity of $1,020 per $1,000 principal amount note.

Example 3: A Knock-Out Event has not occurred, and the level of the Index increases from the Strike Level of 640 to an Ending Level of 688. Because a Knock-Out Event has not occurred and the Underlying Return of 7.50% is greater than the Contingent Minimum Return of 2.00% but less than the Maximum Return of 14.50%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 7.50%) = $1,075

JPMorgan Structured Investments — Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM	PS-2

Example 4: A Knock-Out Event has not occurred, and the level of the Index increases from the Strike Level of 640 to an Ending Level of 896. Because the Underlying Return of 40% is greater than the Maximum Return of 14.50%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,145 per $1,000 principal amount note, the maximum payment on the notes.

Example 5: A Knock-Out Event has occurred, and the level of the Index decreases from the Strike Level of 640 to an Ending Level of 576. Because a Knock-Out Event has occurred and the Underlying Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -10%) = $900

Example 6: A Knock-Out Event has occurred, and the level of the Index increases from the Strike Level of 640 to an Ending Level of 688. Because a Knock-Out Event has occurred and the Underlying Return is 7.50%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 7.50%) = $1,075

Example 7: A Knock-Out Event has occurred, and the level of the Index increases from the Strike Level of 640 to an Ending Level of 896. Because the Underlying Return of 40% is greater than the Maximum Return of 14.50%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,145 per $1,000 principal amount note, the maximum payment on the notes.

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Index at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of 2.00% on the notes, or a minimum payment at maturity of $1,020 for every $1,000 principal amount note, subject to the Maximum Return of 14.50% and the credit risk of JPMorgan Chase & Co. Even if a Knock-Out Event has occurred, if the Ending Level is greater than the Strike Level, in addition to the principal amount, you will receive at maturity a return on the notes equal to the Underlying Return, subject to the Maximum Return of 14.50%. The maximum payment at maturity is $1,145 per $1,000 principal amount note, regardless of whether a Knock-Out Event has occurred. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO THE DOW JONES-UBS CRUDE OIL 3 MONTH FORWARD SUB-INDEXSM — The Index is a sub-index of the Dow Jones-UBS Commodity Index 3 Month ForwardSM, which is a version of the Dow Jones-UBS Commodity IndexSM that trades longer-dated commodity futures contracts. The Index is composed of exchange-traded futures contracts on crude oil. The Index follows the methodology of the Dow Jones-UBS Commodity IndexSM, except that it references only crude oil futures contracts as described above under “Supplemental Information About the Index” and the crude oil futures contracts used for calculating the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM are advanced, as compared to the Dow Jones-UBS Crude Oil Sub-IndexSM, such that the delivery months for the reference contracts are three months later than those of the corresponding reference contracts used for the Dow Jones-UBS Crude Oil Sub-IndexSM. See “The Dow Jones — UBS Commodity Index” in the accompanying product supplement no. 170-A-II, as supplemented by “Supplemental Information About the Index” above, for additional information about the Index.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 170-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM	PS-3

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 170-A-II dated September 15, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Underlying Return is positive or negative. If the Index Closing Level is less than the Strike Level by the Knock-Out Buffer Amount of 10% or more on any trading day during the Monitoring Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount of 10% will terminate. Under these circumstances, you could lose some or all of your principal.
  YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN OF 2.00% MAY TERMINATE ON ANY TRADING DAY DURING THE MONITORING PERIOD — If the Index Closing Level on any trading day during the Monitoring Period is less than the Strike Level by the Knock-Out Buffer Amount of 10% or more, you will not be entitled to receive the Contingent Minimum Return of 2.00% on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any depreciation in the Index.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Level is greater than the Strike Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 14.50%, regardless of the appreciation in the level of the Index, which may be significant.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE INDEX IS VOLATILE — The likelihood of the Index Closing Level being less than the Initial Index Level by the Knock-Out Buffer Amount of 10% or more on any trading day during the Monitoring Period, and thereby triggering a Knock-Out Event, will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index. The Index has in the past experienced significant volatility.
  YOUR PROTECTION MAY TERMINATE ON ANY TRADING DAY DURING THE MONITORING PERIOD — If the Index Closing Level on any trading day during the Monitoring Period is less than the Strike Level by the Knock-Out Buffer Amount of 10% or more, you will at maturity be fully exposed to any depreciation in the Index. We refer to this feature as a contingent buffer. Under these circumstances, if the Ending Level is less than the Strike Level, you will lose 1% of the principal amount of your investment for every 1% decrease in the Ending Level as compared to the Strike Level. You will be subject to this potential loss of principal even if the level of the Index subsequently increases such that the Index Closing Level is less than the Strike Level by less than the Knock-Out Buffer Amount of 10%, or is equal to or greater than the Strike Level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus the Contingent Minimum Return at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  COMMODITY PRICES ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO A HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts underlying the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may affect the level of the Index in varying ways, and different factors may cause the value of different commodities included in the Index, and the commodity futures contracts of their prices, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Index. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM	PS-4

  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Index. The United States Congress has considered legislation that might, if enacted, subject us to position limits on positions in commodity futures contracts. Such restrictions may result in a modification of the rules, which may, in turn, have a negative effect on the level of the Index and your payment, if any, at maturity. In addition, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 170-A-II and “Supplemental Terms of the Notes” in this pricing supplement for more information.
  OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually held the commodity contracts underlying the Index. The Index is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights to any commodity contracts.
  SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.
  HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “roll yield.” While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times and there can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the Index. The presence of contango (i.e., where the prices for the relevant futures contracts are higher in the distant delivery months than in nearby delivery months) in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and thus the value of notes linked to the Index.
  INVESTMENTS RELATED TO THE VALUE OF THE INDEX MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The value of the Index is subject to variables that may be less significant to the values of traditional securities such as stocks and bonds, where the return on the securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities and may cause the levels of the Index to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates.
  THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITIES INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the Dow Jones-UBS Commodity IndexSM. In contrast to the Dow Jones-UBS Commodity IndexSM, which includes contracts on crude oil and non-crude oil commodities, the Index is comprised of contracts on only crude oil. As a result, price volatility in the contracts included in the Index will likely have a greater impact on the Index than it would on the broader Dow Jones-UBS Commodity IndexSM. In addition, because the Index omits principal market sectors comprising the Dow Jones-UBS Commodity IndexSM, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM	PS-5

  THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX, AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts comprising such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Index and the underlying futures contracts;
    the time to maturity of the notes;
    whether a Knock-Out Event has occurred;
    the market price of the physical commodities upon which the futures contracts underlying the Index are based;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events that affect the commodities underlying the Index or markets generally and that may affect the values of the commodity futures contracts, and thus the closing levels of the Index; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM	PS-6

Historical Information

The following graph sets forth the historical performance of the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM based on the weekly historical Index closing levels from January 7, 2005 through May 21, 2010. The Index closing level on May 21, 2010 was 635.5455. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any trading day during the Monitoring Period or on the Observation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM	PS-7